EX‑35.3

Deutsche Bank (logo) 1761 East St. Andrew Place Santa Ana. CA 92705-4934 Tel 714 24 7 6000 Fax 714 247 6009

ANNUAL STATEMENT AS TO COMPLIANCE WFRBS Commercial 2011-C5

The undersigned, David Co, a Director of Deutsche Bank Trust Company Americas, as the Trustee (a "Certifying Servicer") under the Pooling and Servicing Agreement, dated as of November 1,2011(the "Agreement"), by and among, Wells Fargo Commercial Mortgage  Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Trimont Real Estate Advisors, Inc., as Trust Advisor, Wells Fargo Bank, National Association, as Certificate  Administrator, Tax Administrator, and Custodian, and

Deutsche Bank Trust Company Americas, as Trustee here by certifies in accordance with Section 11.11 of the Agreement:

A)   A review of such Certifying Servicer's activities during the preceding calendar year (the "Reporting Period") and of such Certifying Servicer's performance under the Agreement has been made under such officer's supervision and

B)  That, as to the best of such officer's knowledge, based on such review, such Certifying

Servicer has fulfilled all its obligations under the Agreement, in all material respects throughout the Reporting Period.

DEUTSCHE BANK TRUST COMPANY AMERICAS

As Trustee

/s/ David Co

BY:  David Co

Title: Director

Dated:  March 1, 2015